Exhibit 10.7

Supply And Distribution Agreement

Between

Biokey Inc.

And

Define Biotech Co., Ltd.

This Supply and Distribution Agreement (“Agreement”) shall be signed by the following parties on December 6, 2021 (“Effective Date”):

Biokey, Inc. (“Party A” or “BIOKEY”), a company incorporated under the Laws of California and having its principal place of business at [   ]; and

Define Biotech Co., Ltd. (“Party B” or “DEFINE”), a company organized and existing under the Laws of Taiwan, the Republic of China, with its registered office at [   ].

Party A and Party B shall be referred to individually as a “Party” and collectively as the “Parties”.

Whereas BIOKEY agrees to hereby grant DEFINE exclusive distribution right and Trademarks (as defined below) use right for the Products (as defined below) in the Territory (as defined below) on the terms and conditions set out below. DEFINE hereby accepts to take the rights and agrees to take supplies of the Product solely from BIOKEY exclusively for the Territory on the terms and conditions set out below.

Now, therefore, the Parties agree as follows:

1.	Definitions

Unless the terms or context of this Agreement otherwise provide, the following terms have the meanings set out below:

1.01	“BIOKEY” has the meaning set forth in the preamble;

1.02	“BIOKEY’ Facility” means the plant where BIOKEY manufactures the Product;

“Affiliate” or “Related Party” means, with respect to a party, any party that controls, is controlled by or is under common control with such

1.03	party. For the purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a party, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, fifty percent or more of the outstanding voting securities or other ownership interest of such party;

1.04	“Agreement” has the meaning set forth in the preamble;

1.05	“Applicable Law” means all applicable laws, rules regulations and guidelines or other requirements of the Regulatory Authority that may be in effect from time to time;

1.06	“Approval” means any and all approvals, permits, operating licenses, ratifications, registrations, consents, record-filings or other form of permission issued by any regulatory or government body in US and Taiwan in the exercise of its functions under the applicable law, and “Approve” shall be construed accordingly;

1.07	“Business Day” means a day other than a Saturday, Sunday or a day that is a bank holiday in US and Taiwan;

1.08	“Certificate of Analysis” means, with respect to each Product provided by BIOKEY under this Agreement, a certificate issued by BIOKEY (i) stating BIOKEY’s name, the description of such Product as listed on DEFINE Purchase Order, the Product code as listed on DEFINE Purchase Order, the Product Batch number, date of manufacture, date of release, expiration date, quantity of shipment, each assay/test and method number, the Specification limits of each assay/test, the physical, chemical, biological or other test results and % label claim for each compound, the correct units of measure to be reported with all assorted values, and the Specifications of or relating to such Product, and (ii) containing a quality signature and date certifying that such Product is in compliance with the Specifications and such other agreed-upon requirements of the Parties for the manufacture and packaging of such Product, and that the materials used in the manufacture of such Product meet the appropriate requirements of Applicable Law;

1.09	“Certificate of Compliance” means with respect to each Product provided by BIOKEY to DEFINE under this Agreement, a certificate issued by BIOKEY (i) stating the name of such Product as listed on DEFINE Purchase Order, the Product code as listed on DEFINE Purchase Order, the date of release, the DEFINE Purchase Order number, the Batch number, the quantity of shipment, the date of manufacture, and the expiration date, and (ii) stating that such Product is in compliance with the Specifications concerning packaging and that such Product has been manufactured in accordance with cGMP, the Specifications and Applicable Law, and manufacturing standards accepted by US FDA, and Taiwan Regulatory Authority;

1.10	“cGMP” means the current Good Manufacturing Practices as in force in the US FDA at the Effective Date subject to any updates as notified by DEFINE to BIOKEY from time to time;

1.11	“Collection Date” means the date notified in writing by BIOKEY to DEFINE that any delivery of the Product is ready for collection by DEFINE from BIOKEY;

1.12	“Commercial Flow Data” shall have the meaning set forth in clause 10.04;

1.13	“Confidential Information” shall have the meaning set forth in clause 17.01;

1.14	“Confirmed Delivery Date” shall have the meaning set forth in clause 5.09;

1.15	“Confirmed Order” shall have the meaning set forth in clause 5.03;

1.16	“Delivery Date” means the date the Product is ready for delivery to DEFINE;

1.17	“Effective Date” has the meaning set forth in the preamble;

1.18	“Force Majeure” shall have the meaning given in clause 18;

1.19	“Initial Term” shall have the meaning set forth in clause 20;

1.20	“DEFINE” has the meaning set forth in the preamble;

1.21	“Manufacturing Cost” means BIOKEY’ fully loaded manufacturing cost, being BIOKEY’ standard costs as applied uniformly to all products produced in the BIOKEY’ Facility, covering the costs of materials, utilities, direct labor, factory overheads and depreciation but without including a charge for idle capacity, and the calculation of costs shall be in compliance with international accounting standards (IAS/IFRS);

1.22	“Marketing Authorization” means an approval or authorization from the appropriate Regulatory Authorities as required to permit Licensee to register, promote, market, distribute and sell the Product in the Territory;

1.23	“MOQ” shall have the meaning set forth in clause 5.02;

1.24	“TW” means Taiwan, the Republic of China

1.25	“Product” means the product(s) listed in Appendix 1;

1.26	“Purchase Order” means a purchase order submitted by DEFINE to BIOKEY, in BIOKEY’ standard form, in connection with the supply of the Product to DEFINE in accordance with this Agreement;

1.27	“Quarter” means a period of 3 months commencing on 1 January, 1 April, 1 July and 1 October;

1.28	“Regulatory Approval” means, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to market any dietary supplement in such country, including, where applicable, (i) the Marketing Authorization application filed with the Regulatory Authority, and all variations thereto; (ii) pricing or reimbursement approval in such country, (iii) pre-and post-approval Marketing Authorizations (including any prerequisite manufacturing approval or authorization related thereto), (iv) labeling approval, and (v) an import permit;

1.29	“Regulatory Authority” means any and all governmental bodies, organizations and agencies whose approval is necessary to manufacture, store, import, transport, market, promote, sell, distribute and use the Product;

1.30	“NTD” or “NT$” or “TWD” means New Taiwan Dollar, the lawful currency of Taiwan;

1.31	“SIAC” shall have the meaning set forth in clause 33.02;

1.32	“Specification” means the technical and functional requirements and specifications applicable to the Product as agreed in writing between the parties from time to time;

1.33	“Supply Price” shall have the meaning given in clause 15.01;

1.34	“Term” means the time period (Including the Initial Term) in respect of which this Agreement continues in force as determined in accordance with clause 20;

1.35	“Territory” means the Taiwan, the Republic of China and Mainland China, the People’s Republic of China;

1.36	“Third-Party” means any legal entity other than the Parties to this Agreement and their respective Affiliates;

1.37	“Trademarks” means trademarks of Product; and

1.38	“United States Dollars” or “US$” or “USD” means the lawful currency of the United States of America.

2.	Interpretation

In this Agreement, unless the context requires otherwise:

2.01	A reference to the designee of a Party is a reference to a person or entity selected by such Party in its sole and absolute discretion;

2.02	A reference to an article, clause, paragraph or schedule is, unless stated otherwise, a reference to an article clause or paragraph of, or schedule to, this Agreement;

2.03	A reference to this Agreement or to any other contract or agreement or document referred to in this Agreement is a reference to this Agreement or such other contract, agreement or document as amended or novated (in each case, other than in breach of the provisions of this Agreement) from time to time;

2.04	A reference to an “entity” shall include any company, corporation or other business entity, wherever and however incorporated or established;

2.05	A reference to a word in the singular shall include the plural and in the plural include the singular;

2.06	A reference to writing or written includes e-mail;

2.07	A reference to a particular time of day is, unless stated otherwise, a reference to that time in Taiwan, and references to a day are to a period of twenty-four (24) hours running from midnight on the previous day;

2.08	A reference to a Party shall include that Party’s personal representatives, successors and permitted assigns;

2.09	A reference to “including” or “includes” does not limit the scope of the meaning of the words preceding it; and

2.10	The headings in this Agreement do not affect its interpretation.

3.	Distribution right

3.01	BIOKEY grants distribution rights and obligations in respect of the Products which shall cover activities such as marketing and promotion of the Products, including but not limited to advertisement, education, exhibition, deployment of promoting forces, and message management; and management of supply, import and distribution of Product in the Territory (including but not limited to tenders, orders, invoices, and inventory management).

3.02	DEFINE shall also make all commercially reasonable efforts to ensure that the first-tier distributor or any subsequent distributor appointed by DEFINE adequately supplies to the channel of sales in the Territory to meet such demands from time to time.

3.03	Both Parties agree (i) BIOKEY will not appoint another party for any commercial activities of the Products in the Territory unless approved by DEFINE; (ii) BIOKEY shall not sell the Products to any party in the Territory unless under the instruction of DEFINE; (iii) DEFINE and its Affiliates will purchase the Products only from BIOKEY; and (iv) DEFINE shall not and shall procure its Affiliates not to, sell or solicit sales of the Product outside the Territory.

4.	Supply

4.01	DEFINE undertakes, during the Term, to obtain its requirements for supplies of the Product from BIOKEY, and BIOKEY shall, subject to it not being prevented or prohibited by any circumstances beyond its reasonable control, execute such orders to the best of its ability.

4.02	Unless otherwise agreed under clause 4.03, the Product will be supplied as final packs ready for consumer use.

4.03	If DEFINE changes the packaging specifications or apply for sub-packaging or local manufacturing in the Taiwan due to Territory market needs, BIOKEY must at DEFINE’s cost use its commercially reasonable efforts to provide DEFINE with all materials required to facilitate DEFINE’s registration application in the Taiwan.

5.	Forecasts, ordering and delivery

5.01	DEFINE shall provide BIOKEY with an eighteen (18) months’ rolling forecast, updated on a quarterly basis, at least ten (10) Business Days before the start of each Quarter. Each forecast shall show DEFINE’s requirements for each Product on a monthly basis. The first four (4) months (only) of each forecast shall be binding, and shall be the basis for Purchase Orders to be made in accordance with the other provisions of this clause.

DEFINE 應向 BIOKEY 提供十八（18）個月的滾動預測，每季度更新一次，每個季度至少十（10）個工作日。 每個預測應每月顯示 DEFINED 對每個產品的要求。每個預測的前四（4）個月（僅）應具有約束力，並應作為根據本條款其他規定下達採購訂單的基礎。

The remaining fourteen (14) months of each forecast are non-binding. The minimum order quantity (“MOQ”) of each Product is listed in Appendix 1 which based on production of a single batch size. Purchase Orders shall be for this MOQ or a multiple of this MOQ.

每個預測的剩餘十四（14）個月不具有約束力。附錄 1 列出了每種產品的最低訂購量（“最小起訂量”），該數量基於單個批量大小的生產。 採購訂單應為該最小起訂量或該最小起訂量的倍數。

5.02	Purchase Orders shall be for the Product to be delivered in four (4) months after the date of order. BIOKEY shall use its reasonable commercial efforts to reply whether the Purchase Orders can be satisfied in writing but not later than ten (10) days after receipt of a firm binding written Purchase Order made by DEFINE;

採購訂單應在訂購之日起四 （4） 個月內交付產品。BIOKEY 應盡其合理的商業努力，在收到 DEFINED 發出的具有約束力的書面採購訂單後十（10）天內，以書面形式回復採購訂單是否可以滿足;

BIOKEY will be deemed to have accepted the Purchase Order if it fails to reply during such period, and such Purchase Order will have the same effect as if it had been confirmed by BIOKEY (in both cases above, the “Confirmed Order”). No Purchase Order or Delivery Date is binding until such written confirmation is given by BIOKEY.

如果 BIOKEY 在此期間未能回復，則 BIOKEY 將被視為已接受採購訂單，並且該採購訂單將具有與 BIOKEY 確認相同的效果（在上述兩種情況下，均為“已確認訂單”）。 在 BIOKEY 提供此類書面確認之前，任何採購訂單或交貨日期均不具有約束力。

5.03	BIOKEY is entitled to supply up to ±15% of the quantity of any Product ordered by DEFINE.

BIOKEY 有權提供定義訂購的任何產品數量的±15%。

5.04	The terms and conditions of this Agreement shall prevail if the terms and conditions stated in any Purchase Order(s) or in any other communication from DEFINE relating to the Purchase Order (unless specifically accepted by BIOKEY in writing) are inconsistent with these terms and conditions.

如果任何採購訂單或DEFINED 與採購訂單有關的任何其他通信中所述的條款和條件（除非 BIOKEY 以書面形式明確接受）中規定的條款和條件與這些條款和條件不一致，則以本協定的條款和條件為準。

5.05	Each delivery shall be accompanied by an advice note specifying (a) name of BIOKEY as manufacturer, (b) DEFINE’s Product denomination, (c) DEFINE’s order no., (d) DEFINE’s Product no., and (e) quantity.

每次交付均應附有一份通知書，詳細說明（a）BIOKEY 作為製造商的名稱，（b）DEFINE 的產品面額，（c）DEFINE 的訂單號，（d）DEFINE 的產品編號和 （e）數量。

5.06	Unless otherwise agreed upon, the Product shall be delivered on authorized US-pallets.

除非另有約定，否則產品應通過授權的美國托盤交付。

5.07	The delivery of Product by BIOKEY to DEFINE is CIF (incoterms) Taiwan (or other ports as notified by DEFINE subsequently). On the written request from DEFINE, it can be changed to EXW (incoterms).

BIOKEY 向 DEFINE 交付的產品是 CIF（ 國際貿易術語解釋通則） 臺灣（ 或DEFINE 隨後通知的其他港口）。在 DEFINE 的書面請求中，可以將其更改為EXW（國際貿易術語解釋通則）。

6	Manufacturing Information, Manufacturing, Quality And Release, Ongoing Stability

6.01	BIOKEY shall manufacture the Product (i) in accordance with the Specification; (ii) in accordance with cGMP’s; (iii) in accordance with all other applicable laws and regulations applying at the BIOKEY’ Facility; and (iv) other requirements as may be agreed in writing between DEFINE and BIOKEY from time to time.

6.02	No changes shall be made to the Specification of the Product without the specific prior written consent of DEFINE. If DEFINE requires any change to the Specification, DEFINE will bear all fees and the reasonable costs of such change. If any such change will result in any increase to BIOKEY’ cost for supply of the Product to DEFINE, then both parties shall agree a fair and reasonable increase in the Supply Price.

6.03	BIOKEY shall be responsible for ensuring the quality of all Product manufactured for DEFINE under this Agreement in accordance with reasonable analytical methods supplied or approved by DEFINE.

6.04	BIOKEY shall provide DEFINE with a Certificate of Analysis and a Certificate of Compliance (signed by a “qualified person” as designated by BIOKEY) for each batch delivered to confirm that Product then delivered meet all the Specification, and have been manufactured in compliance with all requirements of cGMP and the Specification.

6.05	BIOKEY shall be responsible for QP “release” of the Product, and maintaining all necessary Approvals at BIOKEY’ Facility.

6.06	Product shelf life is listed in Appendix 1. BIOKEY shall use all reasonable commercial efforts to ensure that all Product supplied to DEFINE have the maximum shelf life available at the time of delivery relative to the approved shelf life (i.e., as approved by the Regulatory Authorities), with a target and norm that the remaining shelf life at the time of delivery is not less than 85% of the approved shelf life.

6.07	If BIOKEY delivers Product to DEFINE that does not meet the Specification, DEFINE has a right within ten (10) Business Days from delivery to reject such Product. DEFINE shall inform BIOKEY of its rejection, and its reasons for rejection, and provide the information required by BIOKEY to identify the Product.

6.08	If BIOKEY supplies Product which do not meet the quality standards set forth in clause 6.01, DEFINE can return the defective Product to BIOKEY. Upon confirmation of the reasons for return, BIOKEY shall either replace the defective Product or refund the price at which DEFINE purchased the defective Product. BIOKEY is also liable to DEFINE for any reasonable loss and damages caused by such quality failure of BIOKEY.

6.09	If the parties fail to agree on the reasons for the rejection (or in case of a latent defect of the revocation of the acceptance) of the Product, either party may refer the matter for final analysis to a specialized laboratory of international reputation acceptable to both parties for the purpose of determining the results. Any determination by such laboratory analysis shall be final and binding upon the parties. The cost and expense of such laboratory shall be borne by DEFINE if the laboratory determines that the Product are in compliance with the Specification or by BIOKEY if the laboratory determines that the Product do not meet the requirements of the Specification.

7	Quality Agreement

Supplies of all Products by BIOKEY to DEFINE under this Agreement shall also be subject to the terms and conditions of a Quality Agreement in a form as reasonably required by BIOKEY. As soon as possible after the Effective Date, the parties will finalize and enter into the Quality Agreement. In the event of any inconsistencies between this Agreement and the Quality Agreement, the provisions of this Agreement shall prevail.

8	Labelling

If DEFINE needs to make any changes, it shall supply to BIOKEY ready artwork copy or other material produced by DEFINE for the trade dress, labels, leaflets, or other product inserts and printed materials to be affixed or packaged with the Product and for the packaging materials used for the Product. BIOKEY shall return the print proofs in Acrobat PDF format within five (5) Business Days from receipt of DEFINE’s native artwork files. BIOKEY shall not make any changes to the artwork copy or other materials submitted by DEFINE without the prior written approval of DEFINE. Should changes be necessary to artworks, DEFINE agrees to promptly supply new artworks. DEFINE shall reimburse BIOKEY’s actual costs of scrapping packaging or labelling materials which were purchased or ordered for DEFINE’s demands of the Product as specified in the first six (6) months of a forecast made in accordance with clause 5.01 and which can no longer be used due to a change in the artwork.

9	Trademark

9.01	BIOKEY grants Trademark use rights and obligations to DEFINE in respect of the Products. DEFINE agrees the Trademark for display solely in connection with the marketing, advertising, and promotion of the Products.

9.02	DEFINE shall notify BIOKEY of any potential infringement of the Trademarks or claims that any of the Trademarks infringe the rights of third parties, and that BIOKEY agrees that BIOKEY shall defend the Trademarks at its own discretion and bear all the associated cost.

9.03	Unless otherwise approved by BIOKEY, DEFINE agrees not to register nationally or internationally the Trademarks, or trademarks confusingly similar to the Trademarks. DEFINE confirms and acknowledges that, except as provided in this clause 9, it shall not have any rights in respect of the know-how or the Trademarks or of the goodwill associated with them for the Products and that all such rights and goodwill are, and shall remain, vested in BIOKEY.

9.04	Upon termination of the Agreement, DEFINE shall cease to use or display the Trademarks.

10	Marketing and Distribution Obligations

10.01	DEFINE shall distribute the Product in the Territory in accordance with all legislative and regulatory requirements and other applicable industry codes of practice in the Territory.

10.02	DEFINE undertakes during the period of this Agreement in respect of the Product:

(1)	not to seek customers or maintain any distribution depot outside the Territory; and

(2)	not to sell or otherwise supply the Product to any person within the Territory for the purpose of supplying or selling the Product outside the Territory.

10.03	DEFINE shall act as the agent of BIOKEY for the Regulatory Approval of the Products， be responsible for all the tendering work of the Products in the Territory. DEFINE has freedom to decide the offer price of each tender.

DEFINE shall execute all the tendering affairs including, but not limited to, delivery of tender information, communication and connection with government authority in accordance with policies and requirements in the Territory. In the event of failure to submit tenders accurately and timely due to the reasons of DEFINE, BIOKEY shall have the right to claim compensation from the DEFINE for all the direct losses caused to BIOKEY (including reasonable costs such as legal fees, litigation fees, travelling costs, etc.).

10.04	DEFINE agrees to provide customer records to BIOKEY on a monthly basis. This includes monthly sales to hospital and pharmacy by province, and selling prices.

During the Term of this Agreement, DEFINE shall, within the first five (5) working days of each month, require the distribution company in the Territory to provide timely, accurate and complete sales flow, purchase, sales and inventory data (“Commercial Flow Data”) of the Products in the last month (as of the last working day), to BIOKEY in writing or by email according to the format and content required by BIOKEY. DEFINE should ensure that the Commercial Flow Data is timely, true, accurate and complete.

11	MINIMUM PURCHASES

11.01	In this Clause:

(1)	“Minimum Quantity” means the minimum number of packs of the Product to be purchased by DEFINE from BIOKEY for the Year in question as listed in Appendix 2; and

(2)	“Year” means a period of twelve (12) months starting on 1 January of any year.

11.02	If, in respect of any Year, DEFINE fails to make purchases from BIOKEY equal to the Minimum Quantity, then in respect of the shortfall, except (and to the extent that) that any such shortfall is due to a failure of supply by BIOKEY, DEFINE shall pay to BIOKEY one (1) time of the Supply Price multiplied by the volume of the shortfall (refer to the description of Supply Price under clause 15.01).

12	RECORDS, SAMPLES, INSPECTION

12.01	Throughout the Term BIOKEY will:

(1)	keep at its premises reasonable and accurate records relating to BIOKEY’s manufacture of the Product including but not limited to keeping throughout the Term, records showing:

-	details relating to the manufacture of the Product as required by cGMP; and

-	details of all quality control testing undertaken in respect of the manufacture of the Product as required by cGMP.

(2)	maintain and retain for a period equal to the shelf life of the Product plus twelve (12) months, notwithstanding the termination of this Agreement (for whatever reason), requisite documentation of the accounts and records, correspondence, contracts and any other documents relevant to the manufacture and supply of the Product;

(3)	in accordance with cGMP, maintain retention samples from each batch of Product manufactured provided that the number of retention samples retained by BIOKEY must always be sufficient in number to enable:

-	all attributes of the Product to be fully tested at least twice; and

-	one sample to continue to be held as a retention sample for the period of its shelf life plus twelve (12) months.

(4)	provide to DEFINE (or its nominee), whenever requested, one or more of the retention samples contemplated by this clause.

12.02	Notwithstanding any other provision of this clause, BIOKEY shall not destroy any documentation relating to the manufacture of the Product or any retention samples without first asking DEFINE if DEFINE wishes to take over storage arrangements itself.

12.03	BIOKEY will notify DEFINE of any critical adverse findings of any audit by any Regulatory Authority relevant to or relating to the manufacture of the Product.

12.04	DEFINE’s QA inspectors shall have the right, not more than once every year during the first three (3) years of the Term and then every two years (except in the event of an emergency relating to the Product) from the Effective Date to access BIOKEY’ Facility to inspect manufacture of the Product in accordance with the provisions of this Agreement. Any such inspections shall be carried out by not more than two (2) inspectors over three (3) Business Days after giving at least ten (10) weeks’ written notice to BIOKEY during normal business hours at a time mutually convenient to the parties (acting reasonably). However, in the event of a “for cause” inspection, BIOKEY shall grant DEFINE’s QA inspectors’ access as soon as it reasonably can within ten (10) Business Days.

12.05	Notwithstanding any other provision of this Agreement, BIOKEY will not be obliged to grant any access or inspection pursuant to this Agreement unless the person proposed to be granted such access or inspection first agrees to comply with (a) such conditions of confidentiality as BIOKEY reasonably and usually requires, and (b) all reasonable instructions, including BIOKEY’ health and safety and security policies and guidelines, to apply at all times during such inspection.

13	REGULATORY

13.01	DEFINE shall be solely responsible for all contacts and communications with any Regulatory Authority in Taiwan with respect to all matters relating to the Product.

13.02	DEFINE shall notify BIOKEY as soon as possible after it receives any contact or communication from any Regulatory Authority in Taiwan that in any way relates to the Product. DEFINE shall as soon as reasonably possible provide BIOKEY with copies of all communications received from or sent to any such Regulatory Authority with respect to the Product. DEFINE shall consult BIOKEY regarding the response to any inquiry or observation from such Regulatory Authority relating to the Product.

13.03	The Parties agree to report any serious adverse drug event in accordance with the procedure as required by Regulatory Authority and DEFINE. A separate pharmacovigilance agreement shall be signed for this purpose at least 3 (three) months before product launch in the Territory.

14	PRODUCT RECALL

14.01	If BIOKEY or DEFINE becomes aware of any safety issue or event that may give rise to any possible or actual recall of the Product, BIOKEY or DEFINE shall, within 36 (thirty- six) hours, advise the other by telephone, telefax, or email, of such issue, and BIOKEY and DEFINE shall agree on an appropriate course of action within 3 (three) days. In the event of a product recall, whether such recall was i) ordered by any governmental agency or authority, or ii) initiated by BIOKEY, DEFINE shall abide by the instructions of BIOKEY and shall immediately cease distribution of the Product and shall take all appropriate actions to recall such product.

14.02	In the event a recall is attributable to the negligence of DEFINE or its Affiliates, DEFINE will bear all cost of such recall and indemnify BIOKEY for all expenses incurred by BIOKEY, or its Affiliates with regard to such recall.

14.03	In the event a recall is attributable to BIOKEY’s negligence, BIOKEY will bear all expenses of such recall and indemnify DEFINE and its Affiliates for all expenses incurred by DEFINE or its Affiliate with regard to such recall and reimburse the costs paid by DEFINE for the product recalled.

14.04	For the purposes of this agreement, expenses of recall include, without limitation to the amount, the expenses of notification and destruction or return of the recalled product.

14.05	In the event of a product recall or similar action, DEFINE agrees to maintain and make available to BIOKEY for inspection a current written record of names and addresses of its customers and quantity of purchase and recall, which will be maintained in confidence. DEFINE agrees to accept auditing from BIOKEY or auditor assigned by BIOKEY.

15	PRICES, INVOICING, PAYMENT TERMS

15.01	Subject to the provision of 5.08 and the provisions below, the price (“Supply Price”) for supplies of the Product CIF (Incoterms 2010) by BIOKEY to DEFINE shall be based on the list in Appendix 1, which represents the Manufacturing Cost of BIOKEY. Unless otherwise mutually agreed in writing between the Parties, this Supply Price shall apply to all Product which are subject to Purchase Orders sent by DEFINE to BIOKEY during the Initial Term.

根據第 5.08 條的規定和以下規定，BIOKEY 向 DEFINED 提供的產品 CIF（2010 年國際貿易術語解釋通則）的供應價格（“供應價格”）應基於附錄 1 中的清單， 該清單代表 BIOKEY 的製造成本。除非雙方另有書面約定，否則本供應價格應適用於在初始期限內由 DEFINED 向 BIOKEY 發送的採購訂單約束的所有產品。

15.02	In addition to the Supply Price, BIOKEY shall invoice DEFINE for the cost of transport and shipping (including insurance) from BIOKEY’ Facility to DEFINE’s nominated delivery point. A standard rate for each pack can be set, with reference to the actual transport and shipping costs (including insurance, based on the Supply Price in clause 15.01), to be agreed by both parties.

除供應價格外，BIOKEY 還應就從 BIOKEY 的設施到 DEFINICE 指定的交付點的運輸和運輸（包括保險）費用開具 DEFIND 的發票。可以參考實際運輸和運輸成本（包括保險，基於第15.01 條中的供應價格）設定每個包裝的標準費率，由雙方商定。

15.03	Based on confirmed order by DEFINE, BIOKEY shall invoice DEFINE with a 10% security deposit in cash with a 180-day promissory note. BIOKEY should deliver the order within 60 days of the established delivery date set in 5.01. DEFINE will check out the actual sales quantity each month, and issue a 45-day promissory note for payment.

訂單確認 DEFINE 以 180 天期票交付 10%訂金，BIOKEY 於訂單確認後須於 60 天內交貨，DEFINE 依每個月實際銷售數量結帳，開立 45 天期票給予 BIOKEY 支付貨款。

15.04	If payments from DEFINE are outstanding, then BIOKEY shall be entitled to stop processing all Purchase Orders in hand or placed subsequently until all outstanding payments have been settled.

如果 DEFINED 的付款未付款項，則 BIOKEY 有權停止處理手頭的所有採購訂單或隨後下達的訂單，直到所有未付款項都已結清。

16	REPRESENTATIONS AND WARRANTIES BY EACH PARTY

Each Party represents and warrants to the other Party, on the Effective Date that:

16.01	It is a legal entity that has been duly established, and is validly existing in good standing under the laws of its incorporation;

16.02	It has all due and valid power and authority necessary to execute this Agreement and carry out its obligations hereunder;

16.03	This Agreement is a valid and legally binding obligation of such Party, enforceable against said Party in accordance with its terms, and will not:

(1)	breach or constitute a default under any of its corporate documents;

(2)	result in a breach, default, mediation, termination or acceleration under any agreement to which it is bound;

(3)	require consent to be obtained, or notice to be given, under any agreement to which it is bound, or give any governmental authority or Person the right to challenge any of the transactions contemplated herein; or

(4)	violate any applicable law or regulation, or any order, judgment or decree of any competent governmental authority, court or arbitral panel by which it is bound.

16.04	It has not breached any condition contained in any governmental license, permit, approval or authorization held by it and no such license, permit, approval or authorization has been revoked or proposed to be revoked;

16.05	It is not in the process of receivership, liquidation or dissolution proceedings, and no grounds exist for the commencement of such proceedings;

16.06	No creditor has taken possession of all or any material part of its business or assets;

16.07	It has not violated any applicable law in such a way that may result in any liability or any criminal or administrative sanction to another Party; or

16.08	Neither it, nor any of its Affiliates, is the subject of any actual or threatened litigation, arbitration, administrative or criminal proceedings, or other Third-Party claim, that may have a material adverse impact on such Party’s performance under this Agreement.

17	CONFIDENTIALITY

In the execution of this Agreement, the Parties may exchange some information.

17.01	For the purpose of this Agreement, “Confidential Information” includes:

(1)	any business, product, service, processes, data, customers, methods, financial, marketing, technical, scientific or other non-public information disclosed by any Party, its Affiliates or their agents (“Disclosing Party”) and third-party information that the Disclosing Party is obligated to keep confidential, which, at the time of disclosure, is designated as confidential (or a like designation), is disclosed in circumstances of confidence, or would be understood by the Parties, exercising reasonable business judgment, to be confidential; and

(2)	the nature, content and existence of this Agreement, any draft documents negotiated between the Parties, as well as the respective contents, discussions or negotiations between the Parties of each of the foregoing;

17.02	From time to time before and during the term of this Agreement a Disclosing Party has disclosed or may disclose Confidential Information to another Party, its Affiliates or their agents (“Receiving Party”). A Receiving Party shall, until this Agreement is terminated, and thereafter:

(1)	maintain the confidentiality of Confidential Information;

(2)	not use Confidential Information for any purposes other than those specifically set out in this Agreement; and

(3)	not disclose, without the Disclosing Party’s written consent, any Confidential Information to any person or entity, except to its directors or employees, or the directors or employees of its Affiliates, its agents and advisors who need to know such information to perform their responsibilities and who have been informed of the confidential nature of the Confidential Information and have signed written confidentiality terms at least as stringent as the terms provided in this clause 17.

17.03	The obligations in clause 17.02 shall not apply to information that;

(1)	can be shown to be known by the Receiving Party or any of its Affiliates by written records made before disclosure by the Disclosing Party;

(2)	is or becomes public knowledge otherwise than through the Receiving Party’s breach of this Agreement;

(3)	was obtained by the Receiving Party or any of its Affiliates from a Third Party having no obligation of confidentiality with respect to such information; or

(4)	is independently developed by the Receiving Party or any of its Affiliates without use of any Confidential Information.

17.04	In the event that a Receiving Party is requested or required by applicable laws, regulations, court orders or stock exchange rules to disclose any Confidential Information, the Receiving Party agrees that, to the extent permitted by applicable laws, it will:

(1)	immediately upon learning of the disclosure request/requirement, and prior to making any disclosure, provide the Disclosing Party with written notice of such request or requirement;

(2)	cooperate with the Disclosing Party to take proper measures or pursue a judicial injunction or other appropriate relief to prevent or minimize such disclosure; and

(3)	if such disclosure is inevitable, only disclose such Confidential Information to the minimum extent required by such applicable laws, regulations, court orders or stock exchange rules.

17.05	Upon the expiration or termination of this Agreement or upon the Disclosing Party’s request at any time, the Receiving Party shall (i) return to the Disclosing Party, or at the Disclosing Party’s direction destroy, all materials (including any copies thereof) embodying the Disclosing Party’s Confidential Information and (ii) certify in writing to the Disclosing Party, within ten (10) days following the other Party’s request, that all of such materials have been returned or destroyed.

18	FORCE MAJEURE

18.01	The performance by either Party of any obligation on its part to be performed under this Agreement (other than an obligation to pay money or issue credit) shall be excused by any event of Force Majeure.

18.02	In the event that a condition of Force Majeure prevents a party from performing any of its material obligations for more than three (3) months, the party so affected shall exert all reasonable commercial efforts to eliminate, cure, or overcome any such causes and to resume performance to its obligations with all possible speed. In case the Force Majeure event is continuing for more than three (3) months and preventing BIOKEY from continuing to supply the Product to DEFINE, so long as such circumstances prevail, DEFINE has the right to obtain its requirements of the Product from other sources, until BIOKEY is able to resume supply.

19	INDEMNIFICATION

The Parties should observe to the terms and conditions of this Agreement.

19.01	In the event of failing to abide its responsibilities and obligations by any Party to this Agreement, the non-defaulting Party shall have the right to seek indemnification from the defaulting Party for all losses resulting from the breach, including all reasonable direct costs, losses, damages, expenses or liabilities (including but not limited to attorney fees), arising from or in connection with the Product supply herein.

19.02	The defaulting Party shall indemnify and hold the other non-defaulting Parties and its Affiliates, and their agents, directors, officers, employees and representatives harmless from any claims, demands, liabilities, suits, or expenses of any kind against non- defaulting Parties or its Affiliates to the extent arising out of or resulting from (i) any breach of defaulting Party’s representations, warranties or obligations under this Agreement or non-fulfillment or failure to perform any covenant or agreement made by defaulting Party in this Agreement; or (ii) any other negligent act or omission on the part of defaulting Party or its Affiliates, or their agents, directors, officers, employees or representatives.

19.03	Each party shall notify the other of any claim or potential claim in relation to this Agreement and shall include sufficient information to enable the other party to assess the facts. Each party shall co-operate fully with the other party in the defence of all such claims. No settlement or compromise shall be binding on a party without its prior written consent, which consent shall not be unreasonably withheld.

19.04	In the event of termination of this Agreement, the contractual obligation shall be ceased but not affect the liability for any indemnification under the clause of this Agreement.

20	TERM

This Agreement is effective from the Effective Date and, subject to all other provisions of this Agreement, shall remain in force and effect for a period of five (5) years from the Effective Date (“Initial Term”). Then, unless terminated at the expiration of the Initial Term by either party giving to the other at least six (6) months’ prior written notice, this Agreement shall continue in force automatically for two (2) year renewal periods until terminated by either party giving to the other at least six (6) months’ prior written notice to take effect at the end of any such renewal period.

21	EARLY TERMINATION AND RIGHTS ON TERMINATION

21.01	This Agreement will be terminated automatically if any of the following events happen:

(1)	a Party to provide a one hundred eighty (180) days written notice for early termination to the other Party and successfully obtain the written consent of all the other Party; or

(2)	this Agreement cannot be enforced as a result of Force Majeure.

(3)	a Party to provide a written notice for early termination to the other Party according to the terms and conditions of this Agreement; or

(4)	the Licensing Agreement signed between the two Parties on 2021 Dec [ ] is terminated.

21.02	In case either party:

(1)	withholds from the other for a period of two months or more any amount due to the other under any of the provisions of this Agreement;

(2)	commits or permits any substantial breach of any of the terms of this Agreement, the non-defaulting Party can send a written notice for remedy within fifteen (15) days. If the defaulting Party fails to remedy that breach within thirty (30) days of receiving written notice from the other Party, the non-defaulting Party can send a written notice to the other Party for termination;

(3)	has a receiver or administrator appointed in respect of any of its assets, or enter into any arrangement or composition with its creditors; or

(4)	goes into liquidation whether voluntary or compulsory (except for the purpose of reconstruction or amalgamation).

Then the other party shall be at liberty at any time to terminate this Agreement immediately on giving notice in writing to the other party.

21.03	The party terminating this Agreement may, at its option, require that all Purchase Orders issued prior to the termination of this Agreement be fulfilled pursuant to and subject to the terms of this Agreement in which case all Purchase Orders issued prior to the expiration of the Term shall be fulfilled and paid for pursuant to and subject to the terms of this Agreement.

21.04	Unless otherwise stipulated in this Agreement, all the rights or liabilities of each Party under this Agreement will be cancelled automatically after the cancellation or termination of this agreement, except those accrued rights and liabilities which have to be settled according to this Agreement.

22	NOTICE

22.01	Mode of giving a notice or other communication

A notice, permission or other communication under or in connection with this Agreement must be:

(1)	in writing;

(2)	in English;

(3)	signed off by the representative(s) upon delivery;

(4)	delivered by hand or sent by recorded delivery post to the relevant Party to the contact or address set out in clause 22.02 of this Agreement (or if otherwise notified by the relevant person under clause 22.03 of this Agreement to such other contact or address as has been so notified).

22.02	Addresses

The contact and address for each Party is (unless otherwise notified under clause 22.03 of this Agreement):

in the case of BIOKEY as follows:

Address:

Attention:

Email Address:

in the case of DEFINE as follows:

Address:

Attention:

Email Address:

22.03	Each Party may notify other Parties, from time to time, for the purposes, and in accordance with the provisions, of this clause, of any changes to the address or other details as given above.

23	ASSIGNMENT

Unless otherwise agreed in this Agreement, A Party may not assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it (including holding an interest on trust for another), nor purport to do so, nor sub-contract any or all of its obligations under this Agreement without having obtained the prior written consent of the other Party.

24	COMPLIANCE WITH ANTI-CORRUPTION LAWS

Both parties are committed to conduct business with the highest degree of ethics and integrity and will comply with the letter and spirit of all relevant local and international anti-corruption laws and regulations.

25	COST AND TAX

Each Party will be responsible for its own costs incurred in connection with the negotiation, preparation, execution and implementation of this Agreement.

All taxes caused by this Agreement shall be borne separately by each Party on its own and in accordance with relevant laws and regulations in that country or region.

26	VARIATION

A variation of this Agreement is valid when it is in writing and signed by the Parties or signed on its behalf by its authorized representative.

This Agreement may be supplemented by the terms and details of supplemental agreement. If there is any conflict between this Agreement and any of the supplemental agreements, terms of the relevant supplementary agreement shall prevail.

27	WAIVER

Failure to exercise or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

28	RIGHTS AND REMEDIES ARE CUMULATIVE

The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

29	COUNTERPARTS

This Agreement may be entered into in any number of counterparts and any Party may enter into this Agreement by executing any counterpart. A counterpart constitutes an original of this Agreement and all executed counterparts together have the same effect as if each Party had executed the same document.

30	INVALIDITY

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

31	LANGUAGE

This Agreement shall be executed in English.

32	ENTIRE AGREEMENT

32.01	Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto in relation to the subject matter of this Agreement and supersedes all discussions, negotiations and agreements between them on the same subject matter made before the Effective Date.

32.02	No reliance on a statement outside this Agreement

Each Party agrees and acknowledges that it has not relied on or been induced to enter into this Agreement by a warranty, statement, representation or undertaking which is not expressly included in this Agreement.

32.03	No remedy for a statement outside this Agreement

No Party has any claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the other Party in connection with or relating to a transaction which is not expressly included in this Agreement.

33	GOVERNING LAW AND DISPUTE RESOLUTION

33.01	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Singapore.

33.02	Dispute Resolution

Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be discussed and resolved between the Authorized Officers from each of the Parties first, before referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) under the SIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

The law of this arbitration clause shall be Singapore law.

The seat of arbitration shall be Singapore.

The number of arbitrators shall be one (1). The arbitration proceedings shall be conducted in English.

33.03	Notwithstanding the foregoing, the Parties agree that both have the right to seek, to the extent permitted under the laws of any relevant jurisdiction, temporary or permanent injunctive or other similar relief in any court or other authority of competent jurisdiction in respect of any claims of breach of confidentiality or for an order of specific performance or other injunctive relief.

[Below is the signature page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by themselves or their duly authorized officers, on the day and year first written above.

BIOKEYINC.	DEFINE BIOTECH CO., LTD

Name:	Name:
Title:	Title:

Date:	Date:

Appendix 1: Product Information

Product Name	Specification	Supply Price	Shelf Life	MOQ
Maitake Tablet		$[ ]/tab	[ ] Yrs	[ ] tab
Maitake Tablet		$[ ]/tab	[ ] Yrs	[ ] tab
Maitake Drink		TBD	TBD	[ ] L
Maitake Drink		TBD	TBD	[ ] L

Note:

1.	The total order for the first will be US$[ ] (Taiwan Dollar [ ]) (exchange rate 27.72) with a prepaid deposit of [ ]% US $[ ] (Taiwan Dollar [ ]) (exchange rate 27.72)

第一年訂單 [   ] 萬美元(合台幣 [   ])(匯率 27.72), 預付訂金 [   ]% $[   ] 萬美 元(合台幣 [   ])(匯率 27.72)

2.	In accordance with the Item 15.03 clause of the contract, a [ ]% deposit of US$[ ] will be paid to BioKey according to the order amount, and the remaining [ ]% of the payment, US$[ ], will be paid by a 45-day promissory note according to the actual sales volume of each month.

依合約 [   ] 條款,依訂單金額開立 [   ]%訂金 [   ] 萬美元,剩餘 [   ]%貨款 [   ] 萬美元,依 每個月實際銷貨量開立 [   ] 天期票支付貨款。

3.	Our plan is [ ] million U.S. dollars for three years, [ ] in the first year, [ ] million in the second year, and [ ] million in the third year.

我們的規劃是三年 [   ] 萬美元，第一年 [   ] 萬，第二年 [   ] 萬，第三年 [   ] 萬。